EXHIBIT 99.1

KCAP Financial, Inc. Announces Second Quarter 2012 Financial Results

NEW YORK, Aug. 8, 2012 (GLOBE NEWSWIRE) -- KCAP Financial, Inc. (Nasdaq:KCAP) announced its second quarter 2012 financial results.

Financial Highlights

  Net investment income for the three months ended June 30, 2012 and June 30, 2011 was approximately $6.0 million and 2.7 million, respectively, or $0.23 and $0.12 per share.

  For the second quarter of 2012, KCAP Financial increased its dividend 33% to $0.24 per share from the 2012 first quarter dividend of $0.18 per share.

  At June 30, 2012, the fair value of KCAP Financial's investments totaled approximately $299 million.

  Net asset value per share of $7.66 as of June 30, 2012.

Dayl Pearson, president and chief executive officer, noted, "As expected, our strong second quarter results are indicative of the full and successful integration of Trimaran Advisors and to the continued performance of our investment portfolio, as we migrate to higher yielding middle market loans."

Operating Results

For the three months ended June 30, 2012, we reported total investment income of approximately $9.5 million, as compared to approximately $6.1 million for the three months ended June 30, 2011. Investment income from debt securities increased 30% to $2.7 million as a result of the continued growth in our debt securities portfolio. Our debt securities portfolio was $143.3 million at June 30, 2012, as compared to $114.7 million at December 31, 2011. Investment income from the subordinated debt we held in various collateralized loan obligation funds increased 66% (approximately $2.2 million) to approximately $5.5 million from approximately $3.3 million in the prior year period. A significant portion of this increase (approximately $1.4 million) is attributable to the four subordinated debt positions in collateralized loan obligation funds managed by Trimaran Advisors, L.L.C. that we acquired in connection with our acquisition of Trimaran Advisors in February 2012. Dividends from our wholly owned asset manager affiliates (Trimaran Advisors and Katonah Debt Advisors, L.L.C.) in the second quarter of 2012 were $1.2 million, as compared to $0.7 million in the second quarter of 2011. The increase resulted from dividends we received from Trimaran Advisors.

Expenses for the second quarter of 2012 and 2011 remained relatively flat at $3.5 million, with interest expense increasing for the three months ended June 30, 2012 by $0.2 million and compensation expense decreasing for the three months ended June 30, 2012 by the same amount.

Net investment income in the second quarter of 2012 and 2011 was approximately $6.0 million and $2.7 million, or $0.23 and $0.12 per share, respectively. Net realized and unrealized losses for the second quarter of 2012 were approximately $4.4 million, as compared to net realized and unrealized losses of $1.8 million in the second quarter of 2011.

Portfolio and Investment Activity

The fair value of our portfolio was approximately $299 million as of June 30, 2012.

	June 30, 2012 (unaudited)			December 31, 2011
Security Type	Cost	Fair Value	%	Cost	Fair Value	%¹
Time Deposits	$17,098	$17,098	0%	$229,152	$229,152	0%
Money Market Account	10,790,686	10,790,686	4	31,622,134	31,622,134	13
Senior Secured Loan	79,181,776	70,444,927	24	54,045,184	45,259,328	19
Junior Secured Loan	59,984,315	43,399,869	15	58,936,728	47,300,172	20
Mezzanine Investment	10,950,636	11,588,115	4	10,931,428	11,588,115	5
Senior Subordinated Bond	17,383,292	17,435,390	6	9,997,898	10,125,891	4
CLO Fund Securities	79,407,564	63,883,515	21	65,820,840	48,438,317	20
Equity Securities	16,559,610	7,719,242	3	16,559,610	6,040,895	2
Preferred	400,000	395,720	0	400,000	400,000	0
Asset Manager Affiliates	83,419,910	72,896,000	24	44,338,301	40,814,000	17

Total	$358,094,887	$298,570,562	100%	$292,881,275	$241,818,004	100%

1 Calculated as a percentage of fair value.

During the quarter ended June 30, 2012, we closed approximately $20 million of investments in 4 new portfolio companies. During the quarter ended June 30, 2012, we also received approximately $8 million in connection with the exits of 2 of our portfolio companies.

At June 30, 2012, our portfolio consisted of investments in 61 companies, including 12 in the subordinated debt of collateralized loan obligation funds. At fair value, 69% of our portfolio consisted of debt investments (loans, bonds and subordinated debt in collateralized loan obligation funds), of which 49% were first lien debt, 30% were second lien debt and 21% were subordinated debt.

Liquidity and Capital Resources

At June 30, 2012, we had unrestricted cash and time deposits of approximately $12.4 million, total assets of approximately $306 million and stockholders' equity of approximately $204 million. Our net asset value per common share was $7.66. As of June 30, 2012, we had $60 million of outstanding borrowings at a fixed rate of interest of 8.75% and $21.5 million of outstanding borrowings at a floating rate of LIBOR plus 3.00%.

Subject to prevailing market conditions, we intend to grow our portfolio of assets by raising additional capital, including through the prudent use of leverage available to us. As a result, we may seek to enter into new agreements with other lenders or into other financing arrangements as market conditions permit. Such financing arrangements may include a new secured and/or unsecured credit facility or the issuance of unsecured debt or preferred stock.

Dividend

Generally, we seek to fund dividends to shareholders from current and distributable earnings, primarily from net interest and dividend income generated by our investment portfolio and any distributions from our asset manager affiliates (Trimaran Advisors and Katonah Debt Advisors). We announced a regular quarterly dividend of $0.24 per share for the quarter ended June 30, 2012. The record date for this dividend was July 6, 2012 and the dividend was paid on July 27, 2012. Tax characteristics of all dividends will be reported to stockholders on form 1099-DIV after the end of the calendar year.

We have adopted a dividend reinvestment plan that provides for reinvestment of dividends in shares of our common stock, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, shareholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. Please contact your broker or other financial intermediary for more information regarding the dividend reinvestment plan.

Conference Call and Webcast

We will hold a conference call on Thursday, August 9, 2012 at 4:00 p.m. Eastern Daylight Time to discuss our second quarter 2012 financial results. Shareholders, prospective shareholders and analysts are welcome to listen to the call or attend the webcast.

The conference call dial-in number is (866) 757-5630. No password is required. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on our Company's website www.kcapfinancial.com in the Investor Relations section under Events. The online archive of the webcast will be available after 7pm Eastern Daylight Time for approximately 90 days.

A replay of this conference call will be available from 7:00 p.m. Eastern Daylight Time on August 9, 2012 until 11:59 p.m. Eastern Daylight Time on August 16th, 2012. The dial in number for the replay is 800-585-8367 and the conference ID is 16527246.

About KCAP Financial, Inc.:

KCAP Financial, Inc. is a publicly traded, internally managed business development company. The Company's middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. The Company's wholly owned portfolio companies, Katonah Debt Advisors, L.L.C. and Trimaran Advisors, L.L.C., manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

The KCAP Financial, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, such as those relating to the integration of the Trimaran Advisors operations into ours, any synergies that may result from such acquisition and any impact of such acquisition may have on our results of operations, as well as in future oral and written statements by management of KCAP Financial, Inc., that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as "may,'' "will,'' "should,'' "expects,'' "plans,'' "anticipates,'' "could,'' "intends,'' "target,'' "projects,'' "contemplates,'' "believes,'' "estimates,'' "predicts,'' "potential'' or "continue'' or the negative of these terms or other similar words. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability and successfully integrate the operations of Trimaran Advisors into ours and achieve the anticipated synergies, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission. KCAP-G

KCAP FINANCIAL, INC.
BALANCE SHEETS

	As of June 30, 2012	As of December 31, 2011
	(unaudited)
ASSETS
Investments at fair value:
Time deposits (cost: 2012 -- $17,098; 2011 -- $229,152)	$17,098	$229,152
Money market account (cost: 2012 -- $10,790,686; 2011 -- $31,622,134)	10,790,686	31,622,134
Debt securities (cost: 2012 -- $167,900,019; 2011 -- $134,311,238)	143,264,021	114,673,506
CLO Fund securities managed by non-affiliates (cost: 2012 -- $12,696,312; 2011 -- $12,756,449)	2,984,620	3,110,367
CLO Fund securities managed by affiliates (cost: 2012 -- $66,711,252; 2011 -- $53,772,033)	60,898,895	45,327,950
Equity securities (cost: 2012 -- $16,559,610; 2011 -- $16,559,610)	7,719,242	6,040,895
Asset manager affiliates (cost: 2012 -- $83,419,910; 2011 -- $44,338,301)	72,896,000	40,814,000
Total Investments at fair value (cost: 2012 -- $358,094,887; 2011 -- $293,588,917)	298,570,562	241,818,004
Cash	1,617,867	2,555,259
Restricted cash	815,478	—
Interest receivable	897,319	522,578
Accounts receivable	2,004,321	859,156
Due from affiliates	391	3,517
Other assets	2,339,824	2,375,147
Total assets	$306,245,762	$248,133,661

LIABILITIES
Borrowings	$21,500,000	$—
Convertible Senior Notes	60,000,000	60,000,000
Payable for open trades	17,225,319	—
Accounts payable and accrued expenses	3,360,134	3,527,682
Dividend payable	—	4,080,037
Total liabilities	$102,085,453	$67,607,719

STOCKHOLDERS' EQUITY
Common stock, par value $0.01 per share, 100,000,000 common shares authorized; 26,664,132 and 22,992,211 common shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	$263,079	$226,648
Capital in excess of par value	310,713,834	284,571,466
Accumulated undistributed net investment income	5,726,464	821,904
Accumulated net realized losses	(52,497,979)	(52,802,400)
Net unrealized depreciation on investments	(60,045,089)	(52,291,676)
Total stockholders' equity	$ 204,160,309	$180,525,942
Total liabilities and stockholders' equity	$306,245,762	$248,133,661
NET ASSET VALUE PER COMMON SHARE	$7.66	$7.85

KCAP FINANCIAL, INC.
STATEMENTS OF OPERATIONS
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Investment Income:
Interest from investments in debt securities	$2,671,291	$2,054,042	$5,172,904	$4,022,948
Interest from cash and time deposits	845	7,748	3,408	13,585
Dividends from investments in CLO Fund securities managed by non-affiliates	458,538	499,919	877,703	989,299
Dividends from investments in CLO Fund securities managed by affiliates	5,028,886	2,811,583	8,642,525	5,667,738
Dividends from affiliate asset managers	1,200,000	650,000	2,025,000	650,000
Capital structuring service fees	122,044	28,260	161,605	29,508
Other Income	—	—	—	2,000,000
Total investment income	9,481,604	6,051,552	16,883,145	13,373,078

Expenses:
Interest and amortization of debt issuance costs	1,646,352	1,429,770	3,088,638	1,727,230
Compensation	1,073,975	1,335,127	2,021,710	2,176,569
Professional fees	245,671	295,127	1,162,331	1,065,092
Insurance	142,676	115,658	272,280	233,235
Administrative and other	369,109	217,624	695,085	530,239
Total expenses	3,477,783	3,393,306	7,240,044	5,732,365
Net Investment Income
Realized And Unrealized Gains (Losses) On Investments:	6,003,821	2,658,246	9,643,101	7,640,713
Net realized gains (losses) from investment transactions	1,688	(11,933,091)	304,421	(13,759,815)
Net change in unrealized appreciation (depreciation) on:
Debt securities	(3,915,572)	11,048,858	(4,998,267)	13,718,113
Equity securities	997,361	(667,933)	1,678,347	(684,918)
CLO Fund securities managed by affiliates	264,851	(1,141,503)	2,631,727	514,755
CLO Fund securities managed by non-affiliates	(38,767)	893,915	(65,611)	2,192,401
Affiliate asset manager investments	(1,695,927)	15,338	(6,999,609)	857,213

Net realized and unrealized gains (losses) on investments	(4,386,366)	(1,784,416)	(7,448,992)	2,837,749
Net Increase In Net Assets Resulting From Operations	$1,617,455	$873,830	$2,194,109	$10,478,462
Net Increase In Net Assets Resulting from Operations per Common Share:
Basic:	$0.06	$0.04	$0.09	$0.46
Diluted:	$0.06	$0.04	$0.09	$0.46
Net Investment Income Per Common Share:
Basic:	$0.23	$0.12	$0.38	$0.33
Diluted:	$0.23	$0.12	$0.38	$0.33
Weighted Average Shares of Common Stock Outstanding—Basic	26,633,122	22,827,652	25,451,974	22,809,547
Weighted Average Shares of Common Stock Outstanding—Diluted	26,633,122	22,827,652	25,451,974	22,823,404

CONTACT: KCAP Financial, Inc.
         Denise Rodriguez
         Investor Relations
         212-455-8300
         info@kcapfinancial.com